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Exhibit (a)(5)(A)

JDSU Announces Repurchase at Option of Holders of 1%
Senior Convertible Notes Due 2026

Milpitas, Calif., April 18, 2013    JDSU (NASDAQ: JDSU and TSX: JDU) ("JDSU") today announced that holders of its 1% Senior Convertible Notes due 2026 (CUSIP No. 46612J AD 3) (the "Notes") have the right to surrender their Notes for purchase by JDSU pursuant to their option (the "Put Option") under the Indenture governing the Notes, dated as of May 17, 2006, (the "Indenture"). The Put Option entitles each holder of the Notes to require JDSU to purchase all or any part of such holder's Notes at a purchase price (the "Repurchase Price") equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the Repurchase Date. Pursuant to the terms of the Indenture, on May 15, 2013, JDSU will pay the semi-annual interest due on the Notes through May 14, 2013, to holders of record on May 1, 2013 of all Notes in the usual manner regardless of whether the Put Option is exercised with respect to such Notes. Interest on all Notes that are repurchased will cease to accrue interest on and after May 15, 2013 (the "Expiration Date").

The opportunity to surrender Notes for purchase pursuant to the Put Option commences today and expires at 5:00 p.m., New York City time, on May 15, 2013. Holders may withdraw any Notes previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on May 15, 2013. In order to exercise the Put Option and receive the Repurchase Price, or withdraw Notes previously surrendered, a holder must follow the procedures set forth in the Issuer Repurchase Notice, which is being mailed to all registered holders of Notes.

None of JDSU or its board of directors or employees have made or are making any representation or recommendation as to whether or not any holder should surrender any Notes.

Additional Information

The Bank of New York Mellon Trust Company, N.A., the Trustee, Paying Agent, Depositary and Information Agent for the Notes, will instruct DTC to distribute an Issuer Repurchase Notice and Notice of Redemption to all registered holders. In addition, JDSU will file the Issuer Repurchase Notice with a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission today. Copies of the Issuer Repurchase Notice, Notice of Redemption and additional information relating to the procedure for surrendering, exchange and/or redemption of the Notes may be obtained from The Bank of New York Mellon Trust Company, N.A. by calling (315) 414-3362.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) innovates and collaborates with customers to build and operate the highest-performing and highest-value networks in the world. Our diverse technology portfolio also fights counterfeiting and enables high-powered commercial lasers for a range of applications. Learn more about JDSU at www.jdsu.com and follow us on JDSU Perspectives, Twitter, Facebook and YouTube.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such statements may include, without limitation, statements regarding business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of JDSU. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of operations, or the performance or achievements of JDSU or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to the on-going global recession; fluctuations in demand for JDSU's products and services; government policies and regulations, including, but not limited to those affecting JDSU's industry; and risks related to JDSU's past stock granting policies and related restatement of financial statements. For more information on these and other risks affecting JDSU's business, please refer to the "Risk Factors" section included in Part I, Item 1A of our Current Report on Form 8-K dated December 14, 2012 filed with the Securities and Exchange Commission. The forward-looking statements contained in this news release are made as of the date hereof and JDSU assumes no obligation to update such statements.

Contact Information

Investors: Cherryl Valenzuela, 408-546-4521, or cherryl.valenzuela@jdsu.com

Press: Jim Monroe, 240-404-1922, or jim.monroe@jdsu.com

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  Exhibit (a)(5)(A)
JDSU Announces Repurchase at Option of Holders of 1% Senior Convertible Notes Due 2026